SUBSIDIARIES


Name of Subsidiary                                   State of Incorporation

Del-Prime, Inc.                                      Delaware

Del-Prime, Investments, Inc.                         Delaware

Prime Abstract, Inc.                                 Delaware

6524 Service Corporation                             Pennsylvania

723 Service Corporation                              Pennsylvania

NEFA Corporation                                     Pennsylvania

Prime Financial, Inc.                                Pennsylvania

Rowland Service Corporation                          Pennsylvania